UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 27, 2023

KORU Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Corporate Drive, Mahwah, NJ	07430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	KRMD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Item 2.02.  Results of Operation and Financial Condition

On August 2, 2023, KORU Medical Systems, Inc. (the “Company”) issued a press release announcing preliminary revenues for the second quarter ended June 30, 2023 and business, outlook and management updates. A copy of the press release is attached as Exhibit 99.1 hereto.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of July 27, 2023, Andrew D. C. LaFrence, the Company’s Chief Financial Officer, resigned his employment for personal and family reasons. On and effective as of August 1, 2023, Thomas Adams, the Company’s Vice President of Financial Planning and Analysis and formerly interim Chief Financial Officer, was appointed as the Company’s Chief Financial Officer.

Mr. Adams, age 51, joined the Company in November 2021 as its Vice President of Financial Planning and Analysis and previously served as the Company’s interim Chief Financial Officer from July 1, 2022 to July 10, 2023. Mr. Adams has over 20 years of finance and accounting experience in the medical technology and pharmaceutical sector. Prior to joining the Company, he worked with Integra Life Sciences from 2011-2021, where throughout his tenure he served in multiple senior level finance roles. His last position at Integra was as the Senior Director of Finance for a $500M commercial business unit. Prior to Integra, Tom worked at Pfizer serving in progressively senior finance roles from 2000 to 2011. Early in his career, he spent time with Ernst and Young in the audit function. Mr. Adams has a Bachelor of Science in Accounting and Finance from Ohio State University.

On August 1, 2023, the Company and Mr. Adams entered into an amendment to Mr. Adams’s employment agreement with the Company to reflect the above changes in his roles and responsibilities. Pursuant to the amendment, Mr. Adams’s annual base salary was increased to $325,000 and annual incentive compensation plan bonus potential was increased to 50%. The amendment also provides that, should the Company terminate Mr. Adams’s employment without “cause” or should he leave the Company for “good reason,” he will be eligible to receive an amount equal to six months of his annual base salary, if termination is prior to August 1, 2024, and twelve months of his annual base salary, if termination is August 1, 2024 or after; provided that such payments will automatically cease upon Mr. Adams’s employment or engagement as a consultant, contractor, or service provider by any person or entity other than the Company within the applicable payment period.

Simultaneously with the amendment to Mr. Adams’s employment agreement, the Company issued Mr. Adams nonqualified options to purchase 100,000 shares of the Company’s common stock at an exercise price of $2.54 per share. The options were issued pursuant to the Company’s 2021 Omnibus Equity Incentive Plan and will vest 25% over four years, commencing with the first anniversary of the grant, provided Mr. Adams is then employed by the Company.

Upon termination of Mr. Adams’s employment by the Company without “cause” or by Mr. Adams for “good reason” within 3 months prior to or 12 months following a “change of control” (as defined in the employment agreement) of the Company, all stock options awarded pursuant to the employment agreement and the amendment thereto will become fully vested.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description

10.1	First Amendment to Employment Agreement dated as of August 1, 2023 between the Company and Thomas Adams

99.1	Press release dated August 2, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORU Medical Systems, Inc. (Registrant)

Date: August 2, 2023	By:	/s/ Linda Tharby
Linda Tharby President and Chief Executive Officer